SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                              Del Webb Corporation
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                                                                October 18, 2000

Del Webb Letterhead

Dear Fellow Shareholder:

Del Webb has produced record earnings for each of the past four years. In spite of this, we have been frustrated by our stock performance. Along with other successful public homebuilders, our stock has been out of favor with Wall Street for several years. In fact, our industry sector has struggled with some of the lowest valuations ascribed to any industry in recent memory.

During this period, however, Del Webb Corporation has built a foundation for substantial gains in value for all shareholders. This foundation was laid in preparation for millions of Baby Boomers entering our target markets in the decades ahead. Today, we believe investors finally are acknowledging the tremendous financial potential of Del Webb.

With four years of record earnings behind us and expectations for another record year ahead, we believe Del Webb has a solid foundation to build upon. Our average annual growth rate in some key performance categories over the last 10 years points to our success: revenues up 24%; net earnings up 18%; assets up 22%; home closings up 17%; new orders up 16%. These are tangible results. It is against this backdrop of strategic positioning and low industry valuations that some short-term opportunists thrive.

Who Is Pacific Partners?

Pacific Partners is a group of four Phoenix investors who since May 12, 2000 have been acquiring Del Webb stock.

You may soon receive from Pacific Partners proxy materials asking you to support their two nominees, Bill Levine and Brian O'Conner, for election to the company's board. Bill Levine is Chairman of Infinity Outdoor, a billboard company. Brian O'Conner is a financial adviser who owns 2,000 shares in Del Webb. Businessmen, yes. But we believe their knowledge of the real estate and homebuilding industry is lacking and their ability to contribute from a different geographic perspective is limited.

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    Please Do NOT Mail the Blue Card. Please vote only the WHITE Proxy Card.

Pacific Partners tries to position Del Webb management and its Board as unresponsive to shareholder interests. We beg to differ:

o They wrongly claim we have rebuffed J.F. Shea's interest in purchasing Del Webb. We have stated publicly we would give careful consideration to any viable and complete proposal. We have met with Shea recently and we have asked for further, pertinent information to determine whether they are sincere and have the capacity to present and execute a viable offer at the price they have suggested.

o Pacific Partners would have you believe that your management team is unwilling to investigate alternative strategies to increase shareholder value. Del Webb executives and Pacific Partners have, in fact, met on two separate occasions. We answered Pacific Partners' questions directly and pointed to many cases where their information about Del Webb was inaccurate. We asked about their interest in an "equity investment," as inferred in Pacific Partners 13D filing. No proposals were made. We asked Pacific Partners to provide some ideas about how they would maximize shareholder value. No ideas were provided.

      All of their discussions with us and their proxy materials have lacked one important element - a single idea to improve the performance of Del Webb that they have been so quick to criticize.

We wonder whether Pacific Partners may be motivated more by a financial windfall for themselves through a quick sale of the company or otherwise, rather than maximizing value for all shareholders.

Let the Facts Guide You

If Pacific Partners is sincere in its goal of maximizing shareholder value for all shareholders, why would they rely on what we view as inaccuracies and misinformation in their proxy filing? For example:

o In our view they imply that we endorse the re-pricing of options. That's simply not true. This Board has not even considered re-pricing options. To make sure this issue doesn't cloud the debate, the Company will amend its plan to require shareholder approval for any re-pricing of options, and will not re-price before the plan is amended.

o They question the company's compensation policies. My compensation ranked ninth out of 10 among the publicly held homebuilders in our proxy peer group last year.

o Additionally, they previously claimed the company's executive incentive plan can be revised at any time to adjust plan performance goals to benefit recipients. Their revised proxy material no longer makes this inaccurate claim.

o They emphasize that our aggregate debt level has "remained fairly constant," pointing to actual dollars. In our opinion, a more meaningful appraisal is to measure debt as a percentage of capital. From that perspective, it has rapidly declined from 73.2% at March 31, 1999 to 67.6% at June 30, 2000. We have kept our long-term shareholders and analysts informed about our financing strategy -- choosing to incur additional debt on a short-term basis to build our company, rather than using dilutive equity financing. We believe this decision is now paying off.

o They assert that we lack the liquidity to continue to grow. The fact is that we have a recently renewed $500 million revolving credit agreement of which $228 million was available Sept. 30, 2000, in addition to cash flow from operations.

Vote For Experience and Leadership

Del Webb's two Board nominees are respected, independent businessmen in regions that are key to Del Webb's business - Las Vegas and Florida. Glenn Schaeffer is president and chief financial officer of Mandalay Resort Group in Las Vegas and Tony Wainwright is Vice Chairman of the Florida-based marketing firm of McKinney and Silver. They have been highly respected in each of their states' business community for many years. Both men are independent directors and have provided important counsel and leadership.

Why would you want to replace two highly qualified, independent directors with two Phoenix businessmen who have only held a stake in Del Webb for less than six months?

Our Strategic Initiatives

The foundation that Del Webb has built to serve the emerging Baby Boomer generation is in place. The path ahead is clear and we are poised for dramatic growth. Our 40 years of leadership in the active adult industry is unequaled. Combined with our proprietary understanding of our customers, Del Webb is uniquely positioned for growth.

In the year since I became chief executive I have initiated a three-pronged strategic plan that is already changing the way we conduct our business. It is designed to increase shareholder value:

1. Margin improvements already realized. We've undertaken a relentless drive for improving performance in the key financial areas used to evaluate the industry; principally operating margins, return on capital and earnings per share. These priorities are being addressed throughout our company by improving operational efficiencies, cutting costs and overhead and through the standardization of business practices.

2. New business models already started. The introduction of new business models is designed to reduce initial investments and shorten the payback horizon of our projects. An example of this includes a new community near Phoenix that we will be developing in a joint venture with a top national homebuilder. The success and market penetration of Del Webb's new Anthem Country Clubs also demonstrate the success of innovative new ventures. Your company is also considering smaller, value-oriented projects, including potential entry into urban areas.

3. Ancillary businesses. We are taking full advantage of our customer knowledge and relationships to capitalize on a number of opportunities for new ancillary products and services. A new e-Business department has been formed at Del Webb to help direct this program. Additionally, we have begun joint ventures on lands adjacent to communities with experienced commercial developers.

We ask you to support an experienced, committed and responsive group of Board nominees. Glenn Schaeffer, Tony Wainwright and I will provide continued leadership and proven management to Del Webb Corporation.

Do not return any blue proxy card you may receive from Pacific Partners, even to vote against their nominees. Please support your Board by signing, dating and returning only the WHITE proxy card in the enclosed postage-paid envelope. It is important that you vote, no matter how many shares you own.

Should you have any questions, please contact Corporate Investor Communications, our proxy solicitation firm at its toll free number: 1-888-682-7221.

Thank you for your continuing support.


/s/ LeRoy C. Hanneman, Jr.

LeRoy C. Hanneman, Jr.
Chief Executive Officer